FORM OF RETENTION BONUS AGREEMENT EXECUTED IN AUGUST 2003 WITH THE COMPANY’S CHIEF EXECUTIVE OFFICER AND THE NEXT FOUR MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS

EXHIBIT 10.17

ABX AIR, INC

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is entered into as of August     , 2003 by and between ABX Air, Inc., a Delaware corporation, (the “Company”) and              (“Executive”).

WHEREAS, Executive is currently a valued key executive of the Company;

WHEREAS, the Company’s parent corporation, Airborne, Inc., a Delaware corporation (“Airborne”) and DHL Worldwide Express, B.V., a company organized and existing under the laws of the Netherlands (“DHL”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a subsidiary of DHL will merge with and into Airborne (the “Merger”), provided that certain conditions precedent to the Merger set forth in the Merger Agreement are satisfied;

WHEREAS, in connection with the Merger Agreement, the Company, Airborne and Wilmington Air Park LLC, a Delaware limited liability company, wholly-owned by the Company, have entered into a Master Separation Agreement (the “Separation Agreement”), pursuant to which, among other things, Airborne will distribute the shares of the Company to its shareholders (the “Spin-Off”), as a result of which the Company will become a separate public company;

WHEREAS, in connection with the Merger and the Spin-Off, the Company and Airborne have entered into an Employee Matters Agreement (the “Employee Matters Agreement”);

WHEREAS, Executive, the Company and Airborne previously entered into a letter agreement dated              (the “Prior Letter Agreement”) that provides for certain payments and other benefits in the event of certain terminations of Executive’s employment with Airborne and its subsidiaries and affiliates in connection with or following a change in control of Airborne and if other conditions described in the Prior Letter Agreement are met;

WHEREAS, pursuant to the Employee Matters Agreement, the Company and Airborne agreed to ask Executive to accept a retention bonus arrangement as a substitute for any and all payments and other benefits under the Prior Letter Agreement and to release the Company, Airborne and their respective subsidiaries and affiliates of any and all liabilities and obligations under the Prior Letter Agreement, subject to DHL’s advance review and approval of the terms of such substitute arrangement;

WHEREAS, [DHL has reviewed and approved the terms of the substitute retention bonus arrangement as set forth in this Agreement]; and2

WHEREAS, Executive has agreed to accept the substitute retention bonus arrangement as set forth herein in lieu of the payment of any amounts and other benefits under the Prior Letter Agreement.

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following terms when used in this Agreement with the first letter capitalized, shall have the meanings set forth below.

(a) “Beneficiary” shall mean the person or entity designated or deemed designated by Executive pursuant to Section 15 of this Agreement.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean, after the Spin Off:

(i) Executive’s continued failure to substantially perform Executive’s duties to the Company (other than any such failure resulting from total or partial incapacity due to Executive’s physical or mental illness) unless Executive corrects such failure within 10 calendar days following written notice by the Company to Executive specifically identifying the manner in which the Company believes Executive has failed to substantially perform;

(ii) dishonesty in the performance of Executive’s duties to the Company;

(iii) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties to the Company or any act or omission which is injurious to the financial condition or business reputation of the Company; or

(iv) Executive’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof, or (B) a misdemeanor involving moral turpitude.

For purposes of this Section 1(c), no act, or failure to act, shall be considered “willful” if the Board concludes that it was done, or omitted to be done, by Executive in good faith and in the reasonable belief that Executive’s act or omission was in the best interests of the Company.

(d) “Disability” shall mean physical or mental illness that renders Executive incapable of discharging his/her normal duties and is reasonably expected to continue for at least 365 consecutive calendar days. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement, and shall apply in lieu of the dispute resolution procedures set forth in Section 10.

(e) Good Reason” shall mean, after the Spin Off, without Executive’s express written consent:

(i) the failure of the Company to pay or cause to be paid Executive’s base salary when due;

(ii) a reduction by the Company in Executive’s annual base salary, unless such reduction is nondiscriminatory as to Executive and is applied generally to other officers of the Company, with a maximum permissible reduction of 25% over any period of 3 consecutive years commencing after the Spin Off;

(iii) a substantial and sustained diminution in Executive’s authority or responsibilities; or

(iv) the relocation by the Company of Executive’s primary place of employment by more than 50 miles from the [SPECIFY CURRENT LOCATION], unless the Company makes available to Executive a reasonable relocation package to facilitate such relocation; provided that in no event shall the relocation by the Company of Executive’s primary place of employment to Cincinnati, Ohio constitute Good Reason hereunder;

provided that any of the events described in Clauses (i) through (iv) shall constitute Good Reason only if the Company fails to cure such event within 30 calendar days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th calendar day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(f) “Payment Dates” shall mean the first, second and third anniversaries of the Spin Off.

(g) “Retirement” shall mean termination of employment at or after reaching age 65.

2. Waivers of Rights under Prior Letter Agreement. Executive hereby waives and relinquishes any and all rights and benefits he/she may have, now or in the future, for payments of amounts and benefits under the Prior Letter Agreement against each and all parties to the Prior Letter Agreement and their respective affiliates and subsidiaries, and agrees not to make any claim, now or in the future, for any amounts or benefits under the Prior Letter Agreement.

3. Bonus Payments. In consideration for Executive’s continued employment with the Company, in consideration for the waiver and release of Executive’s rights to any and all payments and benefits under the Prior Letter Agreement, and subject to Section 7 of this Agreement and Executive’s execution and non-revocation of a release in substantially the form attached hereto as Exhibit A, the Company hereby agrees to pay Executive a bonus payment in an amount equal to $         on each of the three (3) Payment Dates; provided that, except as provided in Section 4 of this Agreement, each such bonus payment shall be contingent on Executive’s continued employment by the Company on such Payment Date. Following the Company’s payment of such bonuses, except as is expressly set forth in Section 5, the Company shall have no further obligations under this Agreement, and Executive shall have no further rights to any other payments under this Agreement.

4. Effect of Termination of Employment.

(a) By the Company without Cause; By Executive with Good Reason; Due to Executive’s Death or Disability.

If, prior to any Payment Date, Executive’s employment is terminated by the Company without Cause or due to Disability, Executive terminates employment with the Company with Good Reason, or Executive’s employment terminates due to Executive’s death, then the Company shall pay to Executive (or Executive’s Beneficiary in the event of death) a lump sum payment in an amount equal to the sum of the amount of all then-unpaid bonus payments that otherwise would have become payable to Executive under this Agreement if his/her employment had continued through the last Payment Date. Such payment shall be made within ten (10) business days following Executive’s termination of employment and shall not be reduced on account of the acceleration of the timing of the payment. Following the Company’s payment of such bonuses, except as is expressly set forth in Section 5, the Company shall have no further obligations under this Agreement, and Executive shall have no further rights to any other payments under this Agreement.

(b) Termination For Any Other Reason.

If, prior to any Payment Date, Executive’s employment with the Company terminates or is termination for any reason other than a reason set forth in Section 4(a) above (including without limitation, termination by the Company for Cause, or termination by Executive due to Retirement or without Good Reason), the Company shall have no obligation to make any further bonus payments, and Executive shall forfeit all then unpaid bonus payments under this Agreement for all Payment Dates occurring after Executive’s termination of employment with the Company, although any obligation arising under Section 5 with respect to payments made before Executive’s termination of employment will not be affected. Following such termination of employment, except as is expressly set forth in Section 5, the Company shall have no further obligations under this Agreement, and Executive shall have no further rights to any other payments under this Agreement.

5. Gross Up Payments. Notwithstanding any other provisions of this Agreement, if any bonus payments under this Agreement, together with any other Parachute Payments as defined under Internal Revenue Code Section 280(G)(b)(2) made by Airborne or the Company in connection with the Spin-Off or Merger, if any, are characterized as Excess Parachute Payments as defined in Internal Revenue Code Section 280(G)(b)(1), then the Company shall pay to Executive, in addition to the bonus payments to be received under this Agreement, an amount such that, after payment by Executive of all taxes, including federal and state income taxes and additional excise taxes imposed by Section 4999 of the Code on this additional payment, Executive retains an amount equal to the excise taxes imposed by Section 4999 of the Code on Executive’s Excess Parachute Payments. Amounts provided for under this Section 5 shall not duplicate, with respect to any particular payment, any similar gross-up amounts provided for under any other change in control, parachute, employment or severance agreement to which Executive is a party. This obligation will not be extinguished on the last Payment Date.

6. Effect of Subsequent Tax Claim. Executive must notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority relating to any golden parachute excise taxes alleged to be due with respect to payments under Section 5 (“Tax Claim”). Executive also must give this notification in writing as soon as practicable but no later than 10 business days after the date Executive has actual knowledge of any Tax Claim. Simultaneously, Executive must apprise the Company of the nature of the Tax Claim. Executive also agrees not to pay any Tax Claim before the expiration of the 90-day period following the date on which Executive gives this notice to the Company (or any shorter period ending on the date that any payment of taxes with respect to the Tax Claim is due).

If, before the expiration of the period described in the last sentence of the preceding paragraph, the Company notifies Executive in writing that it intends to contest the Tax Claim, Executive must:

(a) Give the Company any information it reasonably requests in writing that is related to the Tax Claim;

(b) Take any action in connection with contesting the Tax Claim that the Company reasonably requests in writing, including accepting legal representation with respect to the Tax Claim by an attorney selected by the Company;

(c) Cooperate with the Company in good faith to contest the Tax Claim effectively; and

(d) Permit the Company to participate in and to control any proceedings relating to any Tax Claim.

If Executive does not comply in every respect with the procedures described in this Section 6, the Company will be discharged from all obligations described in Section 5.

Subject to Executive’s compliance with the rules stated above, following receipt of the notice related to the Tax Claim, the Company will notify Executive that it will either accede to or contest the Tax Claim. If this notice is not given by the Company within 90 calendar days following receipt of the notice from Executive of the Tax Claim, the Company will be deemed to have acceded to the Tax Claim and will apply Section 5 to reimburse Executive for the effect of the additional amounts due.

If the Company decides to contest the Tax Claim, the Company will:

(a) Assume control of all proceedings taken in connection with any contest relating to the Tax Claim and, at the Company’s sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any Tax Claim; and

(b) Directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with any contest relating to a Tax Claim and will indemnify and hold Executive harmless, on an after-tax basis, for any additional interest and penalties imposed as a result of the Company’s payment of the costs of resisting any Tax Claim.

If, after the receipt by Executive of an amount under Section 5, Executive becomes entitled to receive any tax refund relating to any overpayment of any excise tax or other tax (including interest and penalties) related to payments under Section 4 or 5 of this Agreement, Executive will promptly pay to the Company the amount of any refund (together with any interest received with respect to that refund).

Executive also agrees to promptly notify the Company if and when Executive consents to the extension of the statute of limitations for any year for which a payment is made under Section 4 or 5.

7. Set-Off. Anything to the contrary contained herein notwithstanding, in the event that any amounts become payable to Executive by the Company or any of its subsidiaries or affiliates pursuant to the terms of any change in control, parachute or severance arrangement, or pursuant to the terms of any employment agreement as a result of Executive’s termination of employment, then any amounts paid or payable under this Agreement shall reduce and off-set any amounts otherwise payable to Executive under that change in control, parachute, severance or employment agreement or arrangement. To the extent that amounts are actually paid under such other agreement contrary to the provisions of this Section 7, amounts paid or payable under this Agreement shall be subject to reduction, set-off, counter-claim or recoupment by the Company. The provisions of this Section 7 shall survive the Executive’s termination of employment, and any termination of the Company’s obligation to make payments hereunder.

8. Date of Termination of Employment. For purposes of this Agreement, Executive’s date of termination of employment will be the earliest of (a) the date written notice of termination is given by the Company to Executive, (b) the date written notice of termination is given by Executive to the Company, or (c) the date Executive ceases to perform services for the Company (other than due to Disability, but including due to death or Retirement).

9. Other Benefit Plans and Compensation Arrangements. The payments hereunder shall not be taken into account in computing Executive’s salary or compensation for the purposes of determining any benefits, payments or compensation under any employee benefit, incentive or compensation arrangement (including any pension, retirement, severance, bonus, or life insurance arrangement) of the Company or any of its subsidiaries or affiliates, or for purposes of any agreement (including any change in control, parachute, employment or severance agreement) between Executive and the Company or its past or current subsidiaries or affiliates.

10. Disputes. In the event that the Company wishes to contest or dispute a termination for Good Reason by Executive, it must give written notice of such dispute within 20 calendar days following the date of termination. If Executive wishes to contest or dispute a termination by the Company for Cause, or, subject to Section 1(d), any failure of the Company to make payments claimed to be due hereunder, Executive must give written notice of such dispute within 20 calendar days following the date or termination or the alleged payment date, as applicable. If Executive prevails in any such contest or dispute, as determined by the Board (or its delegate), the amounts then due shall be paid as soon as administratively practicable, together with simple interest calculated with reference to the mid-term applicable federal rate as defined pursuant to Internal Revenue Code Section 1274(d) for January 1 of each calendar year, compounded annually until paid.

11. Mitigation. Executive shall not be required to mitigate the amount of any payment due under this Agreement by seeking other employment.

12. Successors; Binding Agreement.

(a) This Agreement shall not be assignable by Executive. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. As used herein, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal office at:

145 Hunter Drive

Wilmington, Ohio 45177

Attention: Vice President of Human Resources

or at such other address as the Company may from time to time in writing designate, and if to Executive, at:

______________________

______________________

or such address as Executive may from time to time in writing designate (or Executive’s residential address of record in the absence of such designation),

or, if to a Beneficiary, at the address given in the latest beneficiary designation form or such other address that the Beneficiary may from time to time in writing designate.

Each such notice or other communication shall be effective (a) if given by telecommunication, when transmitted to the applicable number so specified pursuant to this Section 13 and an appropriate answer back is received, (b) if given by mail, three business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when actually delivered at such address.

14. No Right to Employment. Nothing contained in this Agreement shall (a) confer on Executive any right to continue in the employ of the Company or a subsidiary or affiliate, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the right of the Company to terminate Executive’s employment at any time and for any reason, with or without Cause.

15. Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any payments that become due to Executive under this Agreement. Executive may make or change the designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Company’s Corporate Director of Human Resources or any successor.

16. Entire Agreement / Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and expressly supercedes the Prior Letter Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. No amendment or modification of the terms of this Agreement shall be valid unless made by written agreement executed by the parties hereto or their respective successors and legal representative.

17. Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder, shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

18. Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

20. Withholding; Deductions. The Company will withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld under applicable law.

21. Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ABX AIR, INC.

By
Its

By signing this Agreement, Executive acknowledges that he/she (a) has read and fully understands the terms of this Agreement and their effect, (b) is surrendering any and all rights under the Prior Letter Agreement against each and all parties to the Prior Letter Agreement and their respective affiliates and subsidiaries in exchange for the payments and other consideration described in this Agreement, (c) fully understands that the payments and other consideration described in this Agreement are adequate consideration for surrendering rights under the Prior Letter Agreement, and (d) shall have no claim to any consideration, payments, benefits or other rights under the Prior Letter Agreement.

Executive

Exhibit A

RELEASE

(                        )

THIS RELEASE (“Release”) is made by              (“you”) in favor of Airborne, Inc. (“Airborne”) and ABX Air, Inc. (the “Company”), as of the date set forth below.

WHEREAS, Airborne, the Company and you previously entered into a letter agreement dated              (the “Letter Agreement”) that provides for certain payments and other benefits in the event of certain terminations of your employment in connection with or following a change in control of Airborne and if other conditions described in the Letter Agreement are met; and

WHEREAS, you have agreed to enter into a retention bonus arrangement (the “Retention Agreement”) as a substitute for and in lieu of any and all payments and other benefits under the Letter Agreement and to release Airborne, the Company and their respective subsidiaries and affiliates of any and all liabilities and obligations under the Letter Agreement; and

IN CONSIDERATION OF your continued employment with the Company, in consideration of the benefits provided under the Retention Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby agree as follows:

a.  You hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release Airborne, the Company and their respective subsidiaries, affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing, including without limitation in connection with, under, derivative of, or in relationship to the Letter Agreement or your employment or other service relationship with Airborne, the Company or any of their respective subsidiaries or affiliates, separation from or termination of any such employment or service relationship, and any applicable employment, compensatory, benefit or equity arrangement with Airborne, the Company or any of their respective subsidiaries or affiliates occurring up to the date this Release is signed by you; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, the Retention Agreement pursuant to its terms (such released claims are collectively referred to herein as the “Released Claims”).

b.  Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations, whether pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any claims relating to compensation, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

c.  You expressly understand and agree that the obligations of the Company as set forth in the Retention Agreement are in lieu of any and all other amounts which you might be, are now, or may become entitled to receive from Airborne, the Company or any of their respective subsidiaries or affiliates under the Letter Agreement or upon any claim released herein and, without limiting the generality of the foregoing, you expressly waive any right or claim that you may have or assert with respect to the Letter Agreement and any employment, compensation, benefit or equity arrangement with Airborne, the Company or any of their respective subsidiaries or affiliates, and any damages and/or attorney’s fees and costs.

d.  To ensure that the foregoing release is fully enforceable in accordance with its terms, you agree to waive any and all rights of Section 1542 of the California Civil Code (to the extent applicable) as it exists from time to time or a successor provision thereto, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In addition, to ensure that the foregoing release is fully enforceable in accordance with its terms, you agree to waive any protection that may exist under any comparable or similar statute and under any principle of common law of the United States or any and all States.

e.  You understand and agree that you must continue to keep confidential all proprietary or confidential information (excluding publicly available information unless made public by you) of Airborne, the Company and their respective subsidiaries and affiliates that you learned while employed by or providing services to any of them, and you shall not make use of any such proprietary or confidential information on your own behalf or on behalf of any other person or entity.

f.  You represent that you have read carefully and fully understand the terms of this Release, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Release. You acknowledge that you are executing this Release voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Release, other than those set forth in this Release. You acknowledge that you have been given at least twenty-one (21) days to consider whether you want to sign this Release and that the Age Discrimination in Employment Act gives you the right to revoke this Release within seven (7) days after it is signed, and you understand that you will not receive any payments due you under the Agreement before such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Release. To the extent you have executed this Release within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

In the event that any one or more of the provisions of this Release shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Release shall not be affected thereby. You, Airborne and the Company intend to give the terms of this Release the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

This Release shall be governed by and construed, interpreted, applied and enforced in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law thereunder.

This the              day of August, 2003

[NAME OF EXECUTIVE]

ACCEPTED AND AGREED:

AIRBORNE, INC.

By:

Name:

Title:

ABX AIR, INC.
By:

Name:

Title: